Stock Purchase Agreement


      This Stock Purchase Agreement (the "Agreement") is entered effective this 4th day of May, 2001 by and between Seller, Empire & Co., % Louis J. Kay, Esquire, Edwards & Angell, L.L.P. 750 Lexington Avenue, New York, New York, 10022-1200 (hereinafter "Seller") and Buyer, Dunes Hotels & Casinos, Inc., 46753 County Road 32B, Davis, California 97617 or its further assigns (hereinafter "Buyer"). In consideration of the payment of the Purchase Price, set forth below, mutual promises herein and such other and good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

      1. Seller owns and possesses the certificates to 1973 shares of Series B Preferred Stock of Dunes Hotels and Casino's, Inc. ($0.50) Par Value (the "Shares"). Seller agrees to sell the Shares and Buyer agrees to purchase the Shares.

      2. The Purchase Price of the Shares is One Hundred Forty-seven Thousand Nine Hundred Seventy-five Dollars ($147,975.00). Buyer shall pay the Purchase Price to Seller by bank check sent by overnight express to Seller in care of Louis J. Kay, Esquire, Edwards & Angell, L.L.P. 750 Lexington Avenue, New York, New York, 10022-1200 within three business days of the execution of this Agreement. Seller shall send the original certificates representing the Shares, together with a stock power, duly executed and Medallion Guaranteed, in favor of Buyer or its further assigns within three business days of the execution of this Agreement.

      3. Seller shall notify Buyer immediately in the event that it is unable to deliver all of the certificates representing the Shares and stock power. Seller shall use its best efforts to obtain the original certificates representing the Shares or obtain replacement certificates for the missing or lost certificates and deliver the same to Buyer as soon as reasonably possible. Upon such notice, if Buyer has not made full payment of the Purchase Price, Buyer may withhold partial and proportionate payment of the Purchase Price until it receives all of the remaining certificates of stock representing all of the Shares.

      4. Seller warrants that it is the sole owner of the Shares and of all rights to the Shares; Seller may sell the Shares to Buyer without the consent or approval of any person, corporation, partnership, governmental authority or any other entity; Seller has not, except as provided in this Agreement, sold, transferred or assigned any of its rights in or to any of the Shares; the Shares are free and clear of any liens, claims, encumbrances and restrictions of any kind; Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and this Agreement constitutes when executed the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.



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      5. Buyer  warrants  that it has taken all  necessary  corporate  action to authorize the execution, delivery and performance of this Agreement and this Agreement constitutes when executed the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      6. This Agreement constitutes the entire agreement among the parties with respect to the matters described herein. Each party represents and agrees that no representations, warranties, promises, statements or inducements have been made to them that caused them to sign this Agreement other than those expressed and stated in this Agreement.

      7. Any notice, request, demand, waiver or any other communication which is required or permitted to be given to any party under this Agreement shall be in writing and shall be given to that party by overnight express courier at the address set forth above or at such other address as to which notice of the change is given.

      8. This Agreement will be governed by and construed in accordance with the law of the State of New York. This Agreement shall not be amended or terminated except by an instrument in writing signed by all of the parties hereto. This Agreement may be executed in one or more copies, all of the same shall be considered originals. Further, execution and transmittal of this Agreement by facsimile shall be deemed to be an original copy of the executed Agreement.

      IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

           SELLER                              BUYER

      EMPIRE & CO.                  DUNES HOTELS & CASINOS, INC.





By  /s/ Louis J. Kay                By  /s/ Steve K. Miller
    ---------------------------         -----------------------------
      Louis J. Kay                        Steve K. Miller
      Authorized Representative           President